Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is being entered into as of the last signature date below (the “Effective Date”) by and between Leslie Johnston Browne (hereinafter “Dr. Browne”) and Pharmacopeia, Inc. (hereinafter the “Company” or “Pharmacopeia”).  Dr. Browne and Pharmacopeia are referred to jointly as the “Parties” or individually as a “Party.”

WHEREAS, Dr. Browne was employed by the Company as its President and Chief Executive Officer pursuant to the terms of an Amended and Restated Employment Agreement dated March 5, 2008 (hereinafter the “Employment Agreement”).  Capitalized terms used in this Agreement shall either have the meaning set forth herein or that set forth in the Employment Agreement;

WHEREAS, the Parties desire to set forth their understandings and mutual agreements with respect to Dr. Browne’s separation from the Company, Dr. Browne’s benefits and obligations following his separation from the Company, and all other matters between them;

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Section 1.              Separation from Employment

(a)           Separation Date.  The Company employed Dr. Browne through April 9, 2008 (“Separation Date”).  Dr. Browne  performed all of his regular duties through the Separation Date.  The Company will pay Dr. Browne all compensation and benefits accrued, but unpaid, through the Separation Date.  Effective as of the Separation Date, Dr. Browne resigned from the Company’s Board of Directors, and also withdrew his nomination for election to the Company’s Board of Directors to be considered at the Company’s next annual meeting.  Following the Separation Date, Dr. Browne agrees to cooperate reasonably with the Company regarding the transition of his duties, and to respond to any reasonable requests for information or for assistance on matters as to which he has specific  knowledge, including assistance regarding any litigation matters.  The Company and Dr. Browne agree that any such cooperation will not unduly interfere with Dr. Browne’s future employment or other commitments, and that the Company will reimburse Dr. Browne for any related and documented out-of-pocket expenses.

(b)           Separation Payment.            The Company will pay Dr. Browne $810,261.00 in a lump sum payment (“Separation Payment”), which constitutes a payment of: (i) two (2) times an amount equal to Dr. Browne’s annual Base Salary in effect as of the Separation Date, plus (ii) an amount equivalent to an additional twenty-one (21) days’ Base Salary in effect as of the Separation Date, minus (iii) $22,839.00 paid in April 2008 by the Company as an advance with respect to such additional twenty-one (21) days’ Base Salary.  The Separation Payment will be made within thirty (30) days after the Effective Date.

(c)           Bonus Payment; Accrued and Unused Vacation Pay.  The Company will pay Dr. Browne a lump sum bonus payment (“Bonus Payment”) in the amount of $67,479.00, which represents a pro rata payment through April 30, 2008 for Dr. Browne’s Incentive Bonus for calendar year 2008 based on Dr. Browne’s target bonus as determined by the Board of Directors of the Company (the “Board”) for 2008.  The Bonus Payment will be made within thirty (30) days after the Effective Date.  Dr. Browne acknowledges that in April 2008 the Company paid him a cash payment for his accrued but unused vacation and time-off pay in the amount of $40,487.98.

(d)           Benefits.  As of the Separation Date, all benefits will be discontinued (excluding vested benefits) except that the Company will maintain Dr. Browne’s group medical coverage under the Company’s insured health plan for a period of twenty-four (24) months after the Separation Date and such coverage will be provided to Dr. Browne at a monthly premium cost that is no greater than the monthly premium cost that is applicable to such coverage as of the date hereof, subject to such increases applicable to all other active employees of the Company.  The Company will reimburse Dr. Browne up to an aggregate $10,000 for (i) documented legal and tax advisory fees and expenses that he incurs in connection with the negotiation of this Agreement and (ii) documented travel, meals and registration expenditures incurred by the Company or Dr. Browne and related to professional conferences or meetings for which Dr. Browne registered prior to the Separation Date and which he attends.

(e)           No Other Payments; Withholdings.  Except as described in this Section 1 and Section 2 hereof, Dr. Browne is not entitled to any other compensation, severance, benefits, or other benefits or payments in connection with his employment or the separation of his employment with the Company.  The Company shall make all legally required withholdings and deductions from any of the payments to be made to Dr. Browne under this Agreement in accordance with the Company’s current withholding practices.   Dr. Browne agrees to pay all legally required taxes with respect to any of the payments to be made to him by the Company under this Agreement (other than employer-paid taxes such as FICA), and he shall be responsible for obtaining his own independent tax advice.

Section 2.              Stock Options

After the Separation Date, the Company will allow all vested options to purchase Company stock held by Dr. Browne as of the Separation Date to be exercisable pursuant to the terms of the stock option agreement(s) under which the options were granted.  For the avoidance of doubt, the Company confirms that Dr. Browne has the right pursuant to the terms of such stock option agreement(s) to exercise such vested options for the remainder of their respective original 10-year terms under such stock option agreement(s).  A listing of Dr. Brown’s outstanding stock options and termination dates is attached hereto as Exhibit A.

Section 3.              Complete General Release of Claims

In consideration of the terms and conditions of this Agreement and the Employment Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Employee on behalf of himself and his heirs, executors, administrators, and assigns, hereby releases and discharges the Company and its subsidiaries, divisions, affiliates and parents, and their respective past, current and future officers, directors, employees, agents, and/or owners, and their respective successors, and assigns and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (collectively the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Claims”) which Employee and his heirs, executors, administrators, and assigns have, had, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof.  This General Release of Claims includes, without limitation, any and all matters relating to Employee’s employment by the Company and the cessation thereof, and any and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq. (“ERISA”), the New Jersey Law Against Discrimination, N.J.S.A. 10:15-1, et seq., the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1 to 19-8, the New Jersey Wage and Hour Act, N.J.S.A. 34-11-56a et seq., and any other equivalent or similar federal, state, or local statute; provided, however, that Employee does not release or discharge the Released Parties from (i) any of the Company’s obligations to him under (or his right to enforce) this Agreement, (ii) any vested or accrued benefits to which he may be entitled under any employee benefit plan or program of the Company, and (iii) any coverage that Dr. Browne has under existing or future director and officer insurance policies procured by the Company.  It is understood that nothing in this General Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to Employee, any such wrongdoing being expressly denied.

To the best of the Company’s knowledge, as of the Separation Date the Company was not aware of any facts or circumstances that could give rise to any claim or cause of action that the Company may have against Dr. Browne.

The Company hereby agrees to provide Dr. Browne with a reasonable opportunity to review and provide reasonable comments on any press release issued after the last signature date below that names Dr. Browne and relates to or discusses his separation from the Company.  Dr. Browne acknowledges that he reviewed the press release issued by the Company on April 10, 2008 related to his separation from the Company and the related Report on Form 8-K.

Dr. Browne represents and warrants that he fully understands the terms of this General Release, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as his own free act.  Except as otherwise provided herein, Dr. Browne understands that as a result of executing this General Release, he will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.

Section 4.              Covenant Not to Sue

Dr. Browne agrees and covenants not to file, initiate, or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any Claim(s) barred or released by Section 3 of this Agreement.  If he does so, and the action is found to be barred in whole or in part by this Agreement, Dr. Browne agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Released Party in defending against those Claims that are found to be barred by Section 3 of this Agreement.  Nothing in this Section 4 precludes Dr. Browne from challenging the validity of the release in Section 3 under the requirements of the Age Discrimination in Employment Act, and Dr. Browne shall not be responsible for reimbursing the attorneys’ fees and costs of the Released Parties in connection with such a challenge to the validity of the release.  Dr. Browne, however, acknowledges that the release in Section 3 applies to all Claims that he has under the Age Discrimination in Employment Act, and that, unless the release is held to be invalid, all of Dr. Browne’s Claims under that Act shall be extinguished by execution of this Agreement.

Section 5.              Acknowledgments

Dr. Browne is hereby advised to consult with counsel before executing this Agreement.  Dr. Browne hereby acknowledges and understands that he has the right to consider this Agreement, including the General Release contained in Section 3, for a period of twenty-one (21) days prior to execution.  Dr. Browne further acknowledges and understands that for seven (7) days following his execution of this Agreement, Dr. Browne may revoke this Agreement by providing written notice to the Company as provided in Section 11 hereof.  This Agreement shall not become effective or enforceable until the seven-day revocation period has expired without revocation, and Dr. Browne shall not be eligible for benefits under this Agreement in the event of a revocation.

Section 8.              Public Disclosure of Agreement

Dr. Browne acknowledges that the Company intends to file this Agreement in its entirety with the U.S. Securities and Exchange Commission as an exhibit to a public report of the Company made pursuant to the Federal securities laws.  Dr. Browne further acknowledges that all of the terms and conditions of this Agreement will become generally available to the public as a result of such filing.

Section 9.              Confidential Information/Non-Competition

Dr. Browne acknowledges that he remains bound by the Confidential Information and Non-Competition provisions in the Employment Agreement (Sections 10 and 11 of the Employment Agreement) in accordance with their terms.  In order to assure that Dr. Browne does not inadvertently breach any term or condition of such Confidential Information and Non-Competition provisions, the Company hereby agrees to respond to any written request from Dr. Browne within a reasonable period of the Company’s receipt of such request, and answer within such period any question posed by Dr. Browne, that is intended to obtain assurance that any proposed action or activity that may be undertaken by Dr. Browne shall not violate or breach such provisions.  The failure of the Company to so respond to any such request or question shall be deemed to represent the Company’s approval and acquiescence of Dr. Browne’s request, and the Company shall be estopped from claiming that such undertaking violates or breaches such provisions.

Section 10.            No Admission Of Wrongdoing

Nothing in this Agreement constitutes or should be construed to constitute an admission or evidence of any liability or fault or wrongdoing on the part of any Party.

Section 11.            Notice

Any notice, request, or other communication required or permitted to be delivered under this Agreement must be in writing and will be considered received as of the date delivered if delivered in person, on the next business day if sent by a nationally recognized overnight courier service, and on the second business day if mailed by registered mail, return receipt requested, postage prepaid.  If to Dr. Browne, the notice, request, or other communication must be addressed and sent to Dr. Browne at his most recent residential address as then on file with the Company (or at such other address provided by Dr. Browne to the Company in accordance with this Section).  If to the Company, the notice, request, or other communication must be addressed to Pharmacopeia Inc., P.O. Box 5350 Princeton, NJ 08543-5350, Attention: General Counsel or to such other address as the Company furnishes to Dr. Browne in accordance with this Section.

Section 12.            Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, irrespective of the principles of conflicts of law applicable therein.

Section 13.            Arbitration

The Parties acknowledge that they remain bound by the Arbitration provision in the Employment Agreement, and that such provision shall also apply to any and all disputes between the parties (except actions to enforce Section 9 of this Agreement) arising under or relating to this Agreement.

Section 14.            Enurement and Assignment

This Agreement shall bind and inure to the benefit of the successors and assigns of the Company, and the heirs, executors, or personal representatives of Dr. Browne.  This Agreement may not be assigned by Dr. Browne.  This Agreement may be assigned to any successor in interest to the Company and Dr. Browne hereby consents to such assignment.

Section 15.            Waiver

The waiver by either Party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 16.            Severability

In the event that any section, paragraph or term of this Agreement shall be determined to be invalid or unenforceable by any competent authority or tribunal for any reason, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect, and any such section, paragraph, or term shall be deemed modified to the extent necessary to make it enforceable.

Section 17.            Entire Agreement; Prior Agreements; Amendment

This Agreement, the Indemnity Agreement dated January 25, 2005 between the Company and Dr. Browne and the stock option agreements referred to in Section 2 contain the entire agreement of the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, oral or written.  This Agreement supersedes the Employment Agreement except for the Confidentiality, Non-Competition, Arbitration and any other provisions that have been incorporated herein and which remain in full force.  This

Agreement may not be changed, altered, or otherwise amended except by mutual agreement in writing signed by the Parties.

THE UNDERSIGNED, INTENDING TO BE LEGALLY BOUND BY THE FOREGOING TERMS, HEREBY APPLY THEIR SIGNATURES VOLUNTARILY AND WITH FULL UNDERSTANDING OF THE TERMS OF THIS AGREEMENT AND EXECUTE THIS AGREEMENT AS OF THE DATES SET FORTH BELOW.

/s/ Leslie Johnston Browne		May 7, 2008
Leslie Johnston Browne		Dated

PHARMACOPEIA, INC.

/s/ Joseph A. Mollica		May 8, 2008
By:	Joseph A. Mollica	Dated
Title:	Chairman of the Board and
Interim President and
Chief Executive Officer

Exhibit A

Pharmacopeia, Inc.
Closing Statement		PO Box 5350
Princeton, NJ 08543-5350

Termination Date:	4/9/2008

Leslie Browne

Exercisable Options

	Grant	Plan/		Shares	Shares	Shares	Vesting	Total	Last Date
Number	Date	Type	Price ($)	Granted	Exercised	Exercisable	Stop Date	Price	To Exercise

00005176	03/01/06	2004/ISO	4.7500	23,440.00	0.00	0.00	4/9/2008	$0.00
00005336	03/01/06	2004/NQ	4.7500	51,561.00	0.00	39,061.00	4/9/2008	$185,539.75	03/01/16
00005348	02/28/07	2004/ISO	4.6700	23,151.00	0.00	0.00	4/9/2008	$0.00
00005349	02/28/07	2004/NQ	4.6700	76,849.00	0.00	25,000.00	4/9/2008	$116,750.00	02/28/17
00005105	08/09/04	2004/NQ	5.2000	223,080.00	0.00	198,080.00	4/9/2008	$1,030,016.00	08/09/14
00005104	08/09/04	2004/ISO	5.2000	76,920.00	0.00	76,920.00	4/9/2008	$399,984.00	08/09/14
00005527	02/25/08	2004/ISO	3.8400	25,141.00	0.00	0.00	4/9/2008	$0.00
00005528	02/25/08	2004/NQ	3.8400	74,859.00	0.00	0.00	4/9/2008	$0.00
		TOTALS		575,001.00	0.00	339,061.00		$1,732,289.75